Exhibit 99.1

Southern National Bancorp of Virginia, Inc. announces net income of $8.9 million for the quarter ended September 30, 2018 bringing its 2018 year to date net income to $26.0 million and declares a dividend of $0.08 per share, its twenty-eighth consecutive quarterly dividend

MCLEAN, Va., Oct. 25, 2018 /PRNewswire/ -- Southern National Bancorp of Virginia, Inc. (NASDAQ: SONA) ("Southern National" or the "Company"), and its wholly-owned subsidiary Sonabank (the "Bank"), today announced net income of $8.9 million and $26.0 million for the three and nine months ended September 30, 2018, respectively. That compares to net income of $4.4 million and $3.6 million for the three and nine months ended September 30, 2017, respectively. Earnings per share for the three and nine months ended September 30, 2018 was $0.37 basic and $0.36 diluted, and $1.08 basic and $1.07 diluted, respectively, compared to $0.18 basic and diluted, and $0.22 basic and $0.21 diluted per share for the same periods in 2017, respectively. Third quarter of 2018 net income was benefited by $736 thousand of other income from the recovery of loans previously charged off by Eastern Virginia Bankshares, Inc. ("EVBS").

The Board of Directors declared a dividend of $0.08 per share payable on November 23, 2018 to shareholders of record on November 12, 2018. This is Southern National's twenty-eighth consecutive quarterly dividend.

The Company, just over a year after its 2017 merger-of-equals with EVBS, now has in place much of what is needed to fuel its profitable growth going forward. Management's focus has now turned from integrating the two companies to increasing profitability and franchise value.

The Company also added one key employee in the third quarter. Jeff Karafa joined the Company as its Executive Vice President and Chief Financial Officer in September of 2018. Mr. Karafa brings 35 years of bank experience with 24 of those years as a Chief Financial Officer.

Highlights for the three and nine months ended September 30, 2018 include:

  Net interest income remains strong at $22.6 million and $68.3 million for the quarter and nine months ended September 30, 2018, respectively;
  Net interest margin for the nine months ended September 30, 2018 was 3.74% compared to 3.88% for the same period in 2017, which is a reflection of rising costs of funds.
  Even with the lower net interest margin for the third quarter, the Bank remains asset sensitive.
  The Bank is experiencing intense competition in both rate and balances of Money Market accounts which may impact net interest margin in the future;
  Strong operating performance during the third quarter of 2018 as evidenced by the 53.77% operating efficiency ratio;
  Provision for loan losses totaled $1.1 million and $3.7 million for the quarter and nine months ended September 30, 2018, respectively;
  A loss of ($198) thousand was recorded year to date 2018 from Southern Trust Mortgage ("STM"), Southern National's mortgage affiliate compared to a loss of ($451) thousand the year before;
  Loans outstanding of $2.16 billion at September 30, 2018 are up $99.1 million, or 4.80%, since December 31, 2017.  Loan sales have totaled $11.9 million and loan participations sold are $4.0 million for the nine months ended September 30, 2018;
  Deposit growth continues to be increasingly challenging due to a very competitive market.  Total deposits of $2.02 billion at September 30, 2018 have increased $159.2 million since December 31, 2017.  The Bank's loan-to-deposit ratio remains flat at 106.77% year over year;
  Southern National was well capitalized at September 30, 2018 with an estimated tier 1 risk-based capital ratio of 11.57%;
  Tangible book value per share of $9.56 at September 30, 2018 has increased 4.60% since September 30, 2017;
  Asset quality remains high as demonstrated by the 0.24% ratio of nonperforming assets, net of SBA guarantees, to total assets at September 30, 2018; and
  Retail banking and operations FTE have been reduced by 16 year to date with an additional 10 FTE reduction planned by year end.

Net Interest Income

Net interest income was $22.6 million for the quarter ended September 30, 2018 compared to $23.8 million for the third quarter of 2017, which is a direct result of the rising costs of funds.

Southern National's net interest margin was 3.62% and 3.74% for the three and nine months periods ended September 30, 2018, respectively, compared to 4.02% and 3.88% for the three and nine months ended September 30, 2017. Cost of funds have increased 39 basis points to 1.26% since September 30, 2017. The discount accretion on loans acquired in the acquisitions of EVBS, Greater Atlantic Bank, HarVest and Prince Georges Federal Savings Bank contributed $3.8 million to net interest income during the nine months ended September 30, 2018.

Noninterest Income

During the third quarter of 2018, Southern National had noninterest income of $2.6 million compared to $2.3 million during the third quarter of 2017. Income from bank-owned life insurance has increased due to death benefit payouts in 2018 as well as the income from the purchase of an additional $12.0 million in bank-owned life insurance during 2018. Loss on our investment in STM continues to decline. Other noninterest income has benefited from the recoveries of legacy investment securities and loans charged off by EVBS before Southern National merged with EVBS during the late second quarter of 2017.

Noninterest income was $8.3 million in the first nine months of 2018, compared to $3.1 million for the first nine months of 2017. Generally, differences for the nine months end September 30, 2018 and 2017 are not comparable due to the merger of EVBS into Southern National.

Noninterest Expense

Noninterest expense was $13.1 million during the third quarter of 2018, respectively, compared to $14.4 million during the same period in 2017. Management expects noninterest expense to remain level or perform slightly better during the remainder of 2018. Employee compensation and benefits expense totaled $7.1 million for the third quarter of 2018, as compared to $7.7 million for the same period of 2017 as the Company has reduced duplicate positions from the merger and continues to assess its staffing and operations. Occupancy expenses remain flat. The Company recognized a $99 thousand net gain on other real estate owned ("OREO") during the third quarter of 2018 which reduces the net loss to ($61) thousand for the first nine months of 2018. No merger expenses were recorded for 2018. Other noninterest expenses have declined due to the consolidation process and overhead control.

Noninterest expense was $40.4 million during the first nine months of 2018. Noninterest expenses post-merger are in-line with Management's pre-merger expectations. Noninterest expense for the first nine months of 2017 were $35.3 million and included $9.1 million of merger expenses and are generally not comparable to 2018 due to the merger of EVBS into Southern National.

Securities Portfolio.

Investment securities totaled $238.8 million at September 30, 2018 and represented 8.84% of total assets at September 30, 2018. Southern National utilizes its securities portfolio to augment income and manage its interest rate risk while serving as a source of liquidity. No securities have been purchased or sold during 2018.

Loan Portfolio

Loan demand remains elevated in the Company's markets. Net loan growth in the first nine months of 2018 was $99.1 million, or 6.41% annualized, bringing loans receivable, net of deferred fees to $2.16 billion at September 30, 2018. Additionally, loan sales have totaled $11.9 million and loan participations sold are $4.0 million for the nine months ended September 30, 2018.

The composition of our loan portfolio consisted of the following at September 30, 2018 and December 31, 2017 (in thousands):

	September 30, 2018	December 31, 2017
Loans secured by real estate:
Commercial real estate - owner occupied	$ 400,839	$ 401,847
Commercial real estate - non-owner occupied	494,554	440,700
Secured by farmland	11,154	23,038
Construction and land loans	186,973	197,972
Residential 1-4 family (1)	558,164	483,006
Multi-family residential	85,879	70,892
Home equity lines of credit (1)	131,146	152,829
Total real estate loans	1,868,709	1,770,284

Commercial loans	260,151	253,258
Consumer loans	32,607	39,374
Gross loans	2,161,467	2,062,916

Less deferred fees on loans	(61)	(588)
Loans receivable, net of deferred fees	$ 2,161,406	$ 2,062,328

(1) Includes covered loans totaling $19.0 million and $23.3 million as of September 30, 2018 and
December 31, 2017, respectively. Covered loans were acquired in the acquisition of Greater Atlantic Bank and are covered under a FDIC loss-share agreement. The agreement expires in December 2019.

Loan Loss Provision/Asset Quality

Asset quality remained high during the first nine months of 2018. For the nine months ended September 30, 2018, the provision for loan losses was $3.7 million compared to $6.9 million for the same period last year. Net charge offs for the three and nine months ended September 30, 2018 were $350 thousand and $1.6 million, respectively, compared to $5.2 million and $6.3 million for the same periods in 2017, respectively. Southern National's allowance for loan losses as a percentage of total non-covered loans at September 30, 2018 was 0.53%, compared to 0.46% at the end of 2017. The allowance for loan losses as a percentage of non-covered non-acquired loans was 0.83% and 0.77% at September 30, 2018 and December 31, 2017, respectively.

Non-covered nonaccrual loans were $1.6 million (excluding $3.4 million of loans fully covered by SBA guarantees) at September 30, 2018 compared to $12.3 million (excluding $4.7 million of loans fully covered by SBA guarantees) as of December 31, 2017. During 2018, a $9.9 million loan that had been on nonaccrual status since the third quarter of 2017 was fully paid off, which resulted in $732 thousand of recovered interest being recognized. The ratio of non-covered nonperforming assets (excluding the SBA guaranteed loans) to total non-covered assets decreased from 0.77% at the end of 2017 to 0.24% at September 30, 2018.

Other real estate owned ("OREO") at September 30, 2018 was $5.6 million compared to $7.6 million at December 31, 2017. The Bank sold one OREO property with a book balance of $0 in the third quarter of 2018 and realized a gain of $99 thousand.

Deposits

The competition for deposits in the Company's markets continues to climb, as so do the rates being paid on deposits. Total deposits were $2.02 billion at September 30, 2018 compared to $1.87 billion at December 31, 2017, an increase of $159.2 million, or 11.38% annualized. During the nine months ended September 30, 2018, demand deposits and NOW accounts increased by $4.9 million, or 0.76%, while money market accounts decreased $47.2 million or 13.29%. The decline in money market accounts is mostly attributable to a legacy EVBS special-offering money market account that was discontinued in the fourth quarter of 2017. Savings accounts decreased to $156.4 million or 3.43% at September 30, 2018 from a balance of $161.9 million at December 31, 2017, and time deposits increased $207.0 million, or 29.61%, from $699 million at December 31, 2017, to $906.0 million at September 30, 2018.

Stockholders' Equity

Total stockholders' equity increased from $322.8 million at December 31, 2017 to $340.8 million at September 30, 2018. Our estimated tier 1 risk-based capital ratios were 11.57% and 13.22% for Southern National and Sonabank, respectively, as of September 30, 2018.

About Southern National Bancorp of Virginia, Inc.

As of September 30, 2018, Southern National had $2.70 billion in total assets, $2.16 billion in total loans and $2.02 billion in total deposits. Sonabank provides a range of financial services to individuals and small and medium sized businesses. At September 30, 2018, Sonabank had forty-five full-service branches. Thirty-eight full-service retail branches are in Virginia, located in the counties of Chesterfield (2), Essex (2), Fairfax (Reston, McLean and Fairfax), Gloucester (2), Hanover (3), King William, Lancaster, Middlesex (3), New Kent, Northumberland (3), Southampton, Surry, Sussex, and in Charlottesville, Clifton Forge, Colonial Heights, Front Royal, Hampton, Haymarket, Leesburg, Middleburg, New Market, Newport News, Richmond, South Riding, Warrenton, and Williamsburg, and seven full-service retail branches in Maryland, in Rockville, Shady Grove, Bethesda, Upper Marlboro, Brandywine, Owings and Huntingtown.

Non-GAAP Measures

Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables. Southern National uses non-GAAP financial measures to analyze its performance.

Management believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of Southern National and provide meaningful comparison to its peers. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider Southern National's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of Southern National.

Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Registration Statements on Form S-4) filed by Southern National. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

Contacts:	Addresses:
Joe A. Shearin, CEO	Southern National Bancorp of Virginia, Inc.
Phone: 804-528-4752	6830 Old Dominion Drive
McLean, VA 22101
Georgia S. Derrico, Executive Chairman
Phone: 202-464-1130 ext. 2405	Sonabank
10900 Nuckols Road, Suite 325
R. Roderick Porter, Executive Vice Chairman	Glen Allen, VA 23060
Phone: 202-464-1130 ext. 2406

Southern National Bancorp of Virginia, Inc., NASDAQ Symbol SONA
Website: www.sonabank.com

Southern National Bancorp of Virginia, Inc.
McLean, Virginia
Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)
	September 30,	December 31,
	2018	2017 (1)
Assets
Cash and cash equivalents	$ 34,463	$ 25,463
Investment securities-available for sale	144,928	160,673
Investment securities-held to maturity	93,865	98,912
Stock in Federal Reserve Bank and Federal Home Loan Bank	22,870	26,775
Loans receivable, net of deferred fees	2,161,406	2,062,328
Allowance for loan losses	(11,451)	(9,397)
Net loans	2,149,955	2,052,931
Intangible assets	110,925	110,660
Bank premises and equipment, net	33,251	35,788
Bank-owned life insurance	62,679	50,790
Deferred tax assets, net	17,648	16,903
Other assets	31,958	35,357
Total assets	$ 2,702,542	$ 2,614,252

Liabilities and stockholders' equity
Demand deposits	$ 339,484	$ 319,189
NOW accounts	314,509	329,878
Money market accounts	307,882	355,084
Savings accounts	156,399	161,947
Time deposits	906,038	699,058
Total deposits	2,024,312	1,865,156
Federal Home Loan Bank advances-short term	242,115	335,615
Subordinated notes	56,670	56,662
Other liabilities	38,601	34,047
Total liabilities	2,361,698	2,291,480
Stockholders' equity	340,844	322,772
Total liabilities and stockholders' equity	$ 2,702,542	$ 2,614,252

(1) Derived from audited financial statements.

Condensed Consolidated Statements of Operations
(Unaudited)
(in thousands)
	For the Three Months Ended		For the Nine Months Ended
	September 30		September 30
	2018	2017	2018	2017
Interest and dividend income	$ 30,054	$ 28,811	$ 87,757	$ 55,605
Interest expense	7,466	4,962	19,495	10,659
Net interest income	22,588	23,849	68,262	44,946
Provision for loan losses	1,050	5,250	3,700	6,850
Net interest income after provision for loan losses	21,538	18,599	64,562	38,096
Account maintenance and deposit service fees	1,415	1,518	4,198	2,098
Income from bank-owned life insurance	593	305	1,463	631
Equity (loss) from mortgage affiliate	(72)	(83)	(198)	(450)
Other	702	560	2,807	835
Noninterest income	2,638	2,300	8,270	3,114
Employee compensation and benefits	7,080	7,746	20,859	13,750
Occupancy and equipment expenses	2,281	2,610	7,096	4,739
Amortization of core deposit intangible	361	360	1,084	483
FDIC assessments	159	186	814	391
Amortization of FDIC indemnification asset	177	173	527	540
Net (gain) loss on other real estate owned	(99)	(106)	61	213
Merger expenses	-	168	-	9,094
Other expenses	3,156	3,299	9,910	6,120
Noninterest expense	13,115	14,436	40,351	35,330
Income before income taxes	11,061	6,463	32,481	5,880
Income tax expense	2,200	2,089	6,494	2,294
Net income	$ 8,861	$ 4,374	$ 25,987	$ 3,586

Financial Highlights
(Unaudited)
(Dollars in thousands except per share data)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Per Share Data:
Earnings per share - Basic	$ 0.37	$ 0.18	$ 1.08	$ 0.22
Earnings per share - Diluted	$ 0.36	$ 0.18	$ 1.07	$ 0.21
Book value per share	$ 14.17	$ 13.63	$ 14.17	$ 13.63
Tangible book value per share (1)	$ 9.56	$ 9.14	$ 9.56	$ 9.14
Weighted average shares outstanding - Basic	24,049,382	23,913,080	24,016,600	16,526,345
Weighted average shares outstanding - Diluted	24,320,019	24,218,010	24,272,611	17,411,742
Shares outstanding at end of period	24,051,753	23,916,453	24,051,753	23,916,453

Selected Performance Ratios (2):
Return on average assets	1.30%	0.67%	1.29%	0.28%
Return on average equity	10.43%	5.33%	10.39%	2.31%
Return on average tangible equity (3)	15.51%	8.08%	15.53%	2.97%
Yield on earning assets	4.83%	4.86%	4.81%	4.80%
Cost of funds	1.26%	0.87%	1.12%	0.98%
Net interest margin	3.62%	4.02%	3.74%	3.88%
Gross loans to deposits	106.77%	106.91%	106.77%	106.91%
Operating efficiency ratio (4)	53.77%	55.90%	54.34%	54.94%
Net charge-offs to average loans	0.03%	0.25%	0.08%	0.46%

	As of
	September 30,	December 31,
	2018	2017

Stockholders' equity to total assets	12.60%	12.35%
Tier 1 risk-based capital ratio (estimated for September 30, 2018)	11.57%	10.98%
Intangible assets:
Goodwill	$ 101,954	$ 100,606
Core deposit intangible	8,971	10,054
Total	$ 110,925	$ 110,660

Loans and other real estate owned (5):
Nonaccrual loans (6)	$ 4,961	$ 16,963
Loans past due 90 days and accruing interest	-	-
Other real estate owned	5,589	7,577
Total nonperforming assets	$ 10,550	$ 24,540
Allowance for loan losses to total non-covered loans	0.53%	0.46%
Nonperforming assets excluding SBA guaranteed loans to
total assets	0.24%	0.77%

(1) Non-GAAP measure defined as stockholders' equity less goodwill and other intangibles divided by common shares outstanding.
(2) Selected performance ratios are annualized except the operating efficiency ratio and net charge-offs to average loans.
(3) Non-GAAP measure defined as average stockholders' equity less average goodwill and other intangibles.
(4) Non-GAAP measure excludes gains/losses and write-downs on OREO, gains/losses on sale of loans, gains/losses on sale of securities, merger expenses, and recoveries related to acquired charged-off loans and securities that are recognized in other noninterest income.
(5) Applies only to non-covered loans and other real estate owned.
(6) Nonaccrual loans include SBA guaranteed amounts totaling $3.4 million and $4.7 million at September 30, 2018 and
December 31, 2017, respectively.